 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

____________________

Date of report (Date of earliest event reported): April 15, 2019

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on December 28, 2017, Amyris, Inc. (the “Company”) entered into a Value Sharing Agreement (as amended, the “Value Sharing Agreement”) with an affiliate of Koninklijke DSM N.V. (“DSM”), a commercial partner of the Company and an owner of greater than five percent of the Company’s outstanding common stock (the “Common Stock”), with the right to designate two members of the Company’s Board of Directors. The entry into the Value Sharing Agreement and the terms thereof were previously reported in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 24, 2017 and January 4, 2018, as well as in Note 10, “Significant Revenue Agreements” in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 17, 2018 (the “2017 10-K”), and all of such disclosure is incorporated herein by reference.

On April 16, 2019, the Company entered into an Assignment and Assumption Agreement with DSM, pursuant to which the Company agreed to assign to DSM, and DSM agreed to assume, all of the Company’s rights and obligations under the Value Sharing Agreement (the “Assignment”). In consideration for the Assignment, DSM agreed to pay the Company $57.0 million (the “Assignment Consideration”), $29.1 million of which would be paid to the Company in cash, with the remaining $27.9 million being used to pay certain existing obligations of the Company to DSM. The closing of the Assignment, and the payment of the Assignment Consideration, occurred on April 16, 2019. The Company used a majority of the cash proceeds from the Assignment to repay a portion of its 9.50% Convertible Senior Notes due 2019 (the “9.50% Notes”; the terms of the 9.50% Notes were previously reported in Note 4, “Debt” in Part II, Item 8 of the 2017 10-K, which disclosure is incorporated herein by reference), as described below, and intends to use the balance for working capital and other general corporate purposes.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 15, 2019, the Company failed to pay an aggregate of $39.7 million of outstanding principal and accrued interest on the 9.50% Notes when due at maturity (the “Payment Default”). The Payment Default resulted in an event of default under the Indenture, dated October 20, 2015, as amended, between the Company and Wells Fargo Bank, National Association, as trustee, relating to the 9.50% Notes, and caused an acceleration of the outstanding principal and accrued interest under the 9.50% Notes, which were already due and payable. The Payment Default also triggered cross-defaults under other debt instruments of the Company with an aggregate principal amount of $193.4 million, which permitted the holders of such indebtedness to accelerate the amounts owing under such instruments.

On April 16, 2019, the Company repaid the 9.50% Notes in full with proceeds from the Assignment and the Foris Investment (as defined below), and the 9.50% Notes were retired. As a result of such repayment, the Payment Default and related cross-defaults were cured. No holders of indebtedness triggered by cross-defaults took action to accelerate their instruments prior to the cure of the Payment Default.

Item 3.02	Unregistered Sales of Equity Securities.

On April 15, 2019, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Foris Ventures, LLC (“Foris”), an entity affiliated with director John Doerr of Kleiner Perkins Caufield & Byers, a current stockholder, and an owner of greater than five percent of the outstanding Common Stock, pursuant to which the Company agreed to sell and issue to Foris 6,732,369 shares of Common Stock at a price of $2.87 per share, the closing bid price of the Common Stock on the Nasdaq Global Select Market (“Nasdaq”) on the trading day immediately prior to the date of execution of the Purchase Agreement, as well as a warrant to purchase 5,424,804 shares of Common Stock at an exercise price of $2.87 per share, for aggregate proceeds to the Company of $20.0 million (the “Foris Investment”). The Purchase Agreement includes customary representations, warranties and covenants of the parties. The closing of the Foris Investment occurred on April 16, 2019. The Company used the proceeds from the Foris Investment to repay a portion of the 9.50% Notes, as described above.

The securities issued pursuant to the Purchase Agreement were sold in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: April 19, 2019	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer